Exhibit 10.2

Ball Corporation
Notification of Award of Performance Contingent Restricted Stock Units
Under Ball Corporation’s 2005 Stock and Cash Incentive Plan

Ball Corporation (“Corporation”) has awarded you, as of the effective date set forth below, Performance Contingent Restricted Stock Units issued pursuant to the Ball Corporation 2005 Stock and Cash Incentive Plan (“Plan”).  The award of the Performance Contingent Restricted Stock Units provides you the opportunity to receive common shares in the future contingent upon the Corporation achieving a specified performance measure.

This award is subject to the specific terms and provisions contained in this Notification.   However, the Plan and Prospectus set forth all other terms and conditions which control the Performance Contingent Restricted Stock Unit Award.  To the extent any provision of this Notification conflicts with the express terms of the Plan, it is hereby stated that the terms of the Plan shall control and, if necessary, the provisions of this Notification shall be deemed amended so as to carry out the purpose and intent of the Plan.

Participant:	[ ]
Grant Effective Date:
Number of Performance Contingent Restricted Stock Units Awarded:	[ ]
Restriction Lapse Criteria and Schedule:

If the Performance Measure is satisfied as set forth below, restrictions will lapse on 100% of the units on January 31 (or the first business day following if on a weekend or holiday).  Upon lapse of the restrictions, the Participant will be issued Ball Corporation Common Stock.  If the Performance Measure is not satisfied, the units will be forfeited.

Performance Measure:

The Performance Measure for this Award is the Corporation’s return on average invested capital (“ROAIC”) over the applicable Performance Period as compared to the Corporation’s cost of capital.  The Performance Measure will be satisfied if during the performance period the Corporation’s average ROAIC is equal to or exceeds the Corporation’s estimated cost of capital.

Performance Period:	The applicable performance period for this award is a 33 month period commencing at the beginning of the Corporation’s 2007 second quarter and ending December 31, 2009.
Deferral Opportunity:	The Performance Contingent Restricted Stock Unit Award is not deferrable.

        PCRSU-BPE

        Exhibit 10.2

Effect of Termination of Employment during the Performance Period:
• Resignation/Termination/ Retirement:

Upon termination prior to the end of the Performance Period for any reason other than death or disability, the outstanding Performance Contingent Restricted Stock Units will be forfeited.  If termination occurs after the end of the Performance Period for any reason other than death or disability, the restrictions on the outstanding Performance Contingent Restricted Stock Units will lapse on January 31 (or the first business day following if on a weekend or holiday), contingent on the achievement of the Performance Measure.

• Death:

In the event of your death, the restrictions on the outstanding Performance Contingent Restricted Stock Units will immediately lapse and the unrestricted common stock will be issued to the person or persons defined as your beneficiary(ies).

• Disability:

In the event of your disability as defined in the Plan, the restrictions on the outstanding Performance Contingent Restricted Stock Units will immediately lapse and the unrestricted common stock will be issued to you.

Nontransferability:

Your Performance Contingent Restricted Stock Units may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by laws of descent or distribution.

Rights as a Shareholder:

You shall not have rights equivalent to those of a shareholder for outstanding Performance Contingent Restricted Stock Units.  You will not receive quarterly an amount equal to the quarterly dividends; and you will not be able to vote the units at the annual meeting of shareholders.

No Right to Awards or to Employment:	No participant shall have any claim or right to be granted an Award in the future and the Award shall not be construed as giving the participant the right to continue in the employ of the Corporation.

        PCRSU-BPE

        Exhibit 10.2

Employee Withholding Tax Requirements for Current Employees or Employees that Terminate After the End of the Performance Period:
At the end of the Performance Period if it is determined that the Performance Measure was achieved, you will be required, prior to the January 31 (or the first business day following if on a weekend or holiday), lapse date, to elect the method in which you will meet the withholding tax obligation associated with the lapse of restrictions. You are required to remit payment of the taxes to the Corporation. Acceptable methods of payment of the tax obligation are:

• Check, wire transfer, or other acceptable negotiable instrument payable to Ball Corporation.

•  Stock Unit retention by which the Corporation retains the number of units having a fair market value based on the closing price on the date restrictions lapse that equates to the amount of the tax obligation.  Any fraction of a unit will not be utilized in this payment; therefore a small balance may remain, which shall be paid by you in the form of a check, wire transfer, or other acceptable negotiable instrument to Ball Corporation.

• Deliver to the Corporation the number of Ball Common Shares having a fair market value based on the closing price on the date restrictions lapse equal to the amount of the tax obligation.

Acknowledged and Accepted:

Signature:

Participant:

Address:

Date:

        PCRSU-BPE